EXHIBIT 8-1 to Form 20-F
Hambrecht Asia Acquisition Corp.

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Formation	Doing Business Name

Honesty Group Holdings Limited	Hong Kong

Guanke (Fujian) Electron Technological Industry Co., Ltd.	People’s Republic of China	SGOCO

Guanwei (Fujian) Technological Co., Ltd.	People’s Republic of China

Guanke (Fujian) Technological Co., Ltd.	People’s Republic of China